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                                                                    Exhibit 99.1

ALLEGHANY CORPORATION
7 TIMES SQUARE TOWER, 17TH FLOOR
NEW YORK, NY 10036

                                                              Contact: R.M. Hart
                                                              (212) 752-1356

                                                           FOR IMMEDIATE RELEASE

              ALLEGHANY ANNOUNCES PRICING OF MANDATORY CONVERTIBLE
                            PREFERRED STOCK OFFERING

          NEW YORK, NY, JUNE 20, 2006 - Alleghany Corporation ("Alleghany") (NYSE-Y) today announced that it has set the price for the public offering of 985,000 shares of its 5.75% mandatory convertible preferred stock due June 15, 2009 at $264.60 per share. The mandatory convertible preferred stock will have a dividend yield of 5.75% and a conversion premium of 18% above the public offering price. The underwriters have an option to purchase from Alleghany up to an additional 147,000 shares of mandatory convertible preferred stock to cover over-allotments, if any.

          The estimated net proceeds to Alleghany from the mandatory convertible preferred stock offering (assuming the exercise in full of the underwriters' over-allotment option) is expected to be approximately $290 million. Alleghany currently intends to use the net proceeds to make contributions to the capital and surplus of its insurance operating units, including contributions to benefit the commercial property operations of its subsidiary RSUI Group, Inc., and for general corporate purposes.

          Merrill Lynch & Co. is acting as the sole book-running manager and Wachovia Capital Markets, LLC, Dowling & Partners Securities, LLC and Janney Montgomery Scott LLC are acting as co-managers for the mandatory convertible preferred stock offering.

          The mandatory convertible preferred stock will be sold pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission (the "SEC"). A prospectus supplement relating to the offering of the mandatory convertible preferred stock has also been filed with the SEC. Copies of the prospectus supplement and the accompanying base prospectus relating to the offering can be obtained from Merrill Lynch & Co., 4 World Financial Center, New York, New York 10080; Phone 212-449-1000.

          This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the mandatory convertible preferred stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offering of mandatory convertible preferred stock is being made only by means of a

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written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

          Alleghany is engaged through its subsidiary Alleghany Insurance Holdings LLC (consisting of RSUI Group, Inc., Capitol Transamerica Corporation and Darwin Professional Underwriters, Inc.) in the property and casualty insurance business.

          This press release contains forward-looking statements with respect to the anticipated effects of the transaction. Actual results of the transaction could be significantly different. Factors that could affect results include those set forth in filings made by Alleghany with the SEC. Although forward-looking statements help to provide complete information about future prospects, readers should keep in mind that forward-looking statements are much less reliable than historical information.

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